Exhibit 99.2
February 13, 2019

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports January 2019 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported January operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines, a subsidiary of RAVN Air.

AIR GROUP
On a combined basis for all operations, Air Group reported a 2.5 percent increase in traffic on a 0.9 percent increase in capacity compared to January 2018. Load factor increased 1.3 pts to 77.1 percent.

The following table shows the operational results for January compared to the prior-year period:

	January
	2019	2018	Change
Revenue passengers (000)	3,396	3,340	1.7%
Revenue passenger miles RPM (000,000) "traffic"	4,071	3,971	2.5%
Available seat miles ASM (000,000) "capacity"	5,282	5,237	0.9%
Passenger load factor	77.1%	75.8%	1.3 pts

MAINLINE
Mainline reported a 0.1 percent increase in traffic on a 1.1 percent decrease in capacity compared to January 2018. Load factor increased 0.9 pts to 77.3 percent. Mainline also reported 80.5 percent of its flights arrived on time in January 2019, compared to 87.1 percent reported in January 2018.

The following table shows mainline operational results for January compared to the prior-year period:

	January
	2019	2018	Change
Revenue passengers (000)	2,542	2,595	(2.0)%
RPMs (000,000)	3,647	3,642	0.1%
ASMs (000,000)	4,715	4,768	(1.1)%
Passenger load factor	77.3%	76.4%	0.9 pts
On-time arrivals as reported to U.S. DOT	80.5%	87.1%	(6.6) pts

REGIONAL
Regional traffic increased 28.9 percent on a 20.9 percent increase in capacity compared to January 2018. Load factor increased 4.7 points to 74.8 percent. Alaska's regional partners also reported 81.9 percent of flights arrived on time in January 2019, compared to 86.3 percent in January 2018.

The following table shows regional operational results for January compared to the prior-year period:

	January
	2019	2018	Change
Revenue passengers (000)	854	745	14.6%
RPMs (000,000)	424	329	28.9%
ASMs (000,000)	567	469	20.9%
Passenger load factor	74.8%	70.1%	4.7 pts
On-time arrivals as reported to U.S. DOT	81.9%	86.3%	(4.4) pts

Alaska Airlines and its regional partners fly 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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